Exhibit 99.1

NEWS RELEASE

Corporate Offices:

1328 Racine Street

Racine, WI 53403

FOR IMMEDIATE RELEASE Contact: Jeffrey S. Knutson (262) 638-4242

Twin Disc, Inc. Appoints David W. Johnson to Board of Directors

RACINE, WISCONSIN—August 2, 2016—Twin Disc, Inc. (NASDAQ: TWIN), today announced that its Board of Directors has appointed David W. Johnson, (52), to the Company’s Board of Directors effective July 29, 2016.

“David’s financial and business knowledge will be a tremendous asset to Twin Disc’s Board of Directors,” stated David B. Rayburn, Chairman of the Board. David brings a significant amount of experience working in the personal marine and watercraft industry and managing global financial activities. We look forward to David’s expert counsel and welcome him to the Board.”

Since 2005, Mr. Johnson has served as Vice President and Chief Financial Officer of Johnson Outdoors Inc. He joined Johnson Outdoors in December 2001 as Director of Treasury Services and Financial Analysis. Prior to joining Johnson Outdoors, he held a number of financial positions, first with The Northern Trust Company and later with The Procter & Gamble Company where he led the financial efforts and teams in new business development, brand and operational restructuring, and cost-saving and strategic analysis.

Mr. Johnson earned a Bachelor of Arts in Economics from DePauw University and a Masters in Business Administration from the University of Chicago.

With the appointment of Mr. Johnson, Twin Disc’s board now comprises eight directors, seven of whom are external and independent.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drivers, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

###